As filed with the Securities and Exchange Commission on May 9, 2007.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENCYSIVE PHARMACEUTICALS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3532643
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
4848 Loop Central Drive, Suite 700
Houston, Texas 77081
(Address and Zip Code of Principal Executive Offices)

ENCYSIVE PHARMACEUTICALS INC.
2007 INCENTIVE PLAN, AS AMENDED
(Full Title of the Plan)

Name, Address and Telephone	Copy of Communications to:
Number of Agent for Service:

Bruce D. Given, M.D.	Robert G. Reedy
President and Chief Executive Officer	Porter & Hedges, L.L.P.
Encysive Pharmaceuticals Inc.	1000 Main Street, 36th Floor
4848 Loop Central Drive, Suite 700	Houston, Texas 77002-6336
Houston, Texas 77081	(713) 226-6000
(713) 796-8822
CALCULATION OF REGISTRATION FEE

			Proposed
	Amount to	Proposed Maximum Offering	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	be Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $.005 per share	2,600,000 (3)	$3.30	$8,580,000	$264

(1)	Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Encysive Pharmaceuticals Inc. 2007 Incentive Plan, as amended (the “Plan”).

(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The Nasdaq Global Market on May 4, 2007, $3.30.

(3)	Includes one preferred stock purchase right (the “Rights”) for each share of common stock. Pursuant to Rule 457(g) of the Securities Act no separate fee is required for the Rights.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION
     Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”), is omitted from this registration statement (this “Registration Statement”) in accordance with the Note to Part I of Form S-8.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
     Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by Encysive Pharmaceuticals Inc, a Delaware corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended (File No. 000-20117).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (File No. 000-20117).

•	Current Reports on Form 8-K filed on January 9, 2007, February 8, 2007, February 13, 2007, March 7, 2007, March 9,2007, March 13, 2007, March 20, 2007, March 21, 2007, April 2, 2007, April 17, 2007, April 24, 2007, April 30, 2007 and May 7, 2007 (File No. 000-20117) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

•	A description of the Company’s common stock contained in its registration statement on Form 8-A effective June 18, 2001 (File No. 000-20117) and including any other amendments or reports filed for the purpose of updating such description.

•	A description of the Company’s preferred stock purchase rights contained in its registration statement on Form 8-A effective January 3, 2002 (File No. 000-20117).
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the General Corporation Law of Delaware (the “DGCL”), permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.
     In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).
     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.
     As permitted by the DGCL, our Bylaws provide that we will indemnify our directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our Certificate of Incorporation, as amended, indemnifies our directors, officers, employees, and our agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that we believe provide coverage similar to our industry competitors.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

Exhibit
No.	Description
*4.1	Encysive Pharmaceuticals Inc. 2007 Incentive Plan, as amended.

*5.1	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

*23.1	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP.

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.

ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 9th day of May, 2007.

ENCYSIVE PHARMACEUTICALS INC.
By:	/s/ Bruce D. Given, M.D.
Bruce D. Given, M.D.
President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce D. Given, M.D., Gordon H. Busenbark and Paul S. Manierre, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the provisions of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John M. Pietruski	Chairman of the Board of Directors	May 9, 2007
John M. Pietruski

/s/ Bruce D. Given, M.D.	President, Chief Executive Officer and Director	May 9, 2007
Bruce D. Given, M.D.	(Principal Executive Officer)

/s/ Richard A. F. Dixon, Ph.D. Richard A. F. Dixon, Ph.D.	Senior Vice President, Research, Chief Scientific Officer and Director	May 9, 2007

/s/ Gordon H. Busenbark Gordon H. Busenbark	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2007

/s/ James T. Willerson, M.D. James T. Willerson, M.D.	Chairman of the Scientific Advisory Board and Director	May 9, 2007

/s/ Ron J. Anderson, M.D. Ron J. Anderson, M.D.	Director	May 9, 2007

/s/ J. Kevin Buchi J. Kevin Buchi	Director	May 9, 2007

/s/ Robert J. Cruikshank Robert J. Cruikshank	Director	May 9, 2007

/s/ John H. Dillon, II John H. Dillon, II	Director	May 9, 2007

Signature	Title	Date

/s/ Suzanne Oparil, M.D. Suzanne Oparil, M.D.	Director	May 9, 2007

/s/ James A. Thomson, Ph.D. James A. Thomson, Ph.D.	Director	May 9, 2007

INDEX TO EXHIBITS

Exhibit
No.	Description
*4.1	Encysive Pharmaceuticals Inc. 2007 Incentive Plan, as amended.

*5.1	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

*23.1	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP.

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.